UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2012
GMX RESOURCES INC.
(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Benham Place
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(Address of principal executive offices and zip code)

(405) 600-0711
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On October 24, 2012, GMX Resources Inc. (the “Company”) completed the sale of assets pursuant to its previously announced Purchase and Sale Agreement, dated as of October 1, 2012 (the “Purchase and Sale Agreement”), between the Company and Summit Energy, LLC. The assets sold under the Purchase and Sale Agreement consist of specified operated and non-operated oil and gas properties in the Cotton Valley Sands and shallow rights located in East Texas and Louisiana. The $69.0 million sale had an effective date of September 1, 2012. The estimated proceeds after expenses and purchase price adjustments for September 2012 revenue and expenses were approximately $66.7 million.
The definitive agreement contains customary representations and warranties, including, ownership of the assets, compliance with laws, including environmental laws, and payment of taxes, and indemnification provisions under which the parties thereto have agreed to indemnify each other against certain liabilities. Pursuant to the Purchase and Sale Agreement, the Company has agreed to provide customary transitional services to the buyer including land, accounting, operations and marketing for a period of no less than three months.
ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS
(b) In connection with the closing of the sale of assets pursuant to the Purchase and Sale Agreement described in Item 2.01, the Company hereby incorporates into this Item 9.01 Exhibit 99.1 to this Form 8-K, which sets forth pro forma financial information regarding the asset sale pursuant to Article 11 of Regulation S-X.
(d) Exhibits

Exhibit
Number	Description

99.1	Pro forma financial information

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMX RESOURCES INC.
Date: October 29, 2012	By: Name: Title:	/s/ James A. Merrill James A. Merrill Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Pro forma financial information

4